SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT UNDER SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported): April 4, 2005
MC SHIPPING INC.
(Exact name of the registrant as specified in its charter)
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LIBERIA	1-10231	98-0101881
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)
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Richmond House, 12 Par-la-ville Road, Hamilton HM CX. Bermuda
(Address of principal executive offices)
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441-295-7933
(Registrant's telephone number, including area code)
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Not Applicable
(former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On April 4 and 5, 2005, the Company borrowed $68 million from Scotiabank Europe PLC (“Scotiabank”) to partially fund the acquisition of the two very large liquefied petroleum carriers M/v ‘Berge Flanders’ and M/v ‘Berge Kobe’ from an unrelated party, the Bergesen Group of Norway. The loan bears interest at LIBOR plus 0.85%; it is secured by the vessels acquired and is guaranteed by the Company. The loan consists of two advances:

- the first advance of $41 million was drawn on April 4 by one of the Company’s wholly owned subsidiaries, to finance the acquisition of the Berge Flanders. This advance is repayable over eleven years in twenty two equal semi-annual installments of $1,772,500 beginning on October 4, 2005, plus a balloon payment of $2,005,000 on April 4, 2016. A swap agreement was concurrently entered into with Scotiabank, as a result of which the variable rate on the first advance, exclusive of margin, has been effectively fixed at 4.58% for the first five years. The swap’s notional amount and duration follow the scheduled repayments of the first advance.

- the second advance of $27 million was drawn on April 5 by another of the Company’s wholly owned subsidiaries in order to finance the acquisition of the Berge Kobe. This advance is repayable over seven years in fourteen equal semi-annual installments of $1,785,500 beginning on October 4, 2005, plus a balloon payment of $2,003,000 on April 4, 2012. A swap agreement was concurrently entered into with Scotiabank, as a result of which the variable rate on the second advance, exclusive of margin, has been effectively fixed at 4.545% for the first five years. The swap’s notional amount and duration follow the scheduled repayments of the second advance.

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Item 8.01	Other Events

On April 5, 2005, MC Shipping Inc. has issued a press release announcing the purchase of vessels attached as exhibit 99.1 hereto.

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Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MC SHIPPING INC.

Date: April 6, 2005	By:	/s/A.S. CRAWFORD
Antony S. Crawford
Chief Executive Officer (Principal Executive Officer)